UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CuRRENT REPORT
Pursuant to Section 13 or (g) or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2020

________________________

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38102	98-1013909
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman		KY1 -1104 Cayman Islands (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 623-1231

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.03 par value per share	SGH	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2020, SMART Worldwide Holdings, Inc., a Cayman Islands exempted company (“Holdings”), SMART Modular Technologies (Global), Inc., a Cayman Islands exempted company (the “Parent Borrower”), and SMART Modular Technologies, Inc., a California corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”) (each wholly-owned subsidiaries of SMART Global Holdings, Inc.), entered into a third amended and restated credit agreement (the “Third Amended and Restated Credit Agreement”) which amended and restated that certain Second Amended and Restated Credit Agreement, dated as of August 9, 2017 (as amended, supplemented or otherwise modified, the “Prior Credit Agreement”), among Holdings, the Borrowers, the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

The Third Amended and Restated Credit Agreement provides for an extension of the maturity on the $50 million revolving credit facility previously maturing February 9, 2021, which revolving credit facility will now mature on March 6, 2025. The Third Amended and Restated Credit Agreement also reduces the applicable margin on revolving loans. Prior to entering into the Third Amended and Restated Credit Agreement, the Borrowers paid in full all borrowings under the term loans then outstanding in connection with the Prior Credit Agreement.

Under the Third Amended and Restated Credit Agreement, loans bear interest at a rate per annum equal to either, at the Borrowers’ option, a LIBOR rate or a base rate, in each case plus an applicable margin. The applicable margin was reduced by 25 basis points for revolving loans and will now be (i) 3.75% per annum with respect to LIBOR borrowings, and 2.75% per annum with respect to base rate borrowings when the First Lien Leverage Ratio, as defined in the Third Amended and Restated Credit Agreement, is greater than 2.25 to 1.00 and (ii) 3.50% per annum with respect to LIBOR borrowings, and 2.50% per annum with respect to base rate borrowings when the First Lien Leverage Ratio is less than or equal to 2.25 to 1.00.

The Third Amended and Restated Credit Agreement modifies the financial maintenance covenant included therein to be set at a First Lien Leverage Ratio of 3.50 to 1.00 and to be applicable only if drawn revolving loans (plus issued letters of credit in excess of $10 million) outstanding as of the last day of any quarter exceed 30% of the aggregate revolving commitments. The Third Amended and Restated Credit Agreement also makes certain changes and/or improvements to the covenants and other terms in the Prior Credit Agreement.

The Third Amended and Restated Credit Agreement is jointly and severally guaranteed on a senior basis by certain subsidiaries of Parent Borrower (excluding, among other subsidiaries, the Parent Borrower's subsidiary in Malaysia, "SMART Malaysia"). In addition, the Third Amended and Restated Credit Agreement is secured by a pledge of the capital stock of, or equity interests in, most of the subsidiaries of Holdings (including, without limitation, SMART Malaysia, Penguin Computing, Inc., SMART Embedded Computing, Inc. and SMART Wireless Computing, Inc.) and by substantially all of the assets of the subsidiaries of Holdings, excluding the assets of SMART Malaysia and certain other subsidiaries.

The foregoing description of the Third Amended and Restated Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Third Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Third Amended and Restated Credit Agreement, dated as of March 6, 2020, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent and as Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SMART Global Holdings, Inc.

By:	/s/ Bruce Goldberg
	Name:	Bruce Goldberg
	Title:	Vice President, Chief Legal and Compliance Officer

March 10, 2020